SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 19)

GGP Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

36174X101

(CUSIP Number)

A.J. Silber

Brookfield Asset Management Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Telephone: (416) 359-8598

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copy to:

Michael J. Aiello, Esq.

Matthew J. Gilroy, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

November 11, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36174X101	Page 2 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 327,053,880*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 327,053,880*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 327,053,880*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

*	See Item 5.

CUSIP No. 36174X101	Page 3 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 327,053,880*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 327,053,880*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 327,053,880*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.6%*
14	TYPE OF REPORTING PERSON CO

*	See Item 5.

CUSIP No. 36174X101	Page 4 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 5 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group (US) Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 6 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 7 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 8 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 9 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 10 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BUSC Finance LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 11 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 106,922,263*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 106,922,263*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 106,922,263*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 12 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 79,094,965*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 79,094,965*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 79,094,965*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.4%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 13 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings II Sub III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 351,958*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 351,958*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 351,958*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 14 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BW Purchaser, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 12,989,228*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 12,989,228*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 12,989,228*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 15 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 16 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 17 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 18 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 19 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 20 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Split Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 21 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 255,438,596*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 255,438,596*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 255,438,596*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.0%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 22 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 139,433,107*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 139,433,107*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 139,433,107*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.7%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 23 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 24 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings Warrants LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 24,063,298*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 24,063,298*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 24,063,298*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 25 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Office Properties Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 26 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS 1706065 Alberta ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 27 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holding Limited Liability Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hungary

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 28 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON CO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 29 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.2%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 30 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BOP (US) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 255,438,596*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 255,438,596*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 255,438,596*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.0%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 31 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 53,000,412*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 53,000,412*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 53,000,412*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 32 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 33 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties Investor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,338,142*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,338,142*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,338,142*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.4%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 34 of 45 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BFP Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,338,142*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,338,142*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,338,142*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.4%*
14	TYPE OF REPORTING PERSON OO

*	The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.6% of the shares of Common Stock. See Item 5.

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 19”) amends the Schedule 13D filed on November 19, 2010 (the “Original Schedule 13D”) and amended on November 24, 2010 (“Amendment No. 1”), January 19, 2011 (“Amendment No. 2”), January 28, 2011 (“Amendment No. 3”), May 12, 2011 (“Amendment No. 4”), August 27, 2012 (“Amendment No. 5”), September 11, 2012 (“Amendment No. 6”), January 3, 2013 (“Amendment No. 7”), April 16, 2013 (“Amendment No. 8”), August 9, 2013 (“Amendment No. 9”), November 5, 2013 (“Amendment No. 10”), November 14, 2013 (“ Amendment No. 11 ”), February 8, 2014 (“ Amendment No. 12 ”), February 6, 2015 (“Amendment No. 13”), July 19, 2016 (“Amendment No. 14”), August 21, 2016 (“Amendment No. 15”), August 2, 2017 (“Amendment No. 16”), October 11, 2017 (“Amendment No. 17”) October 31, 2017 (“Amendment No. 18”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, Amendment No. 17, Amendment No. 18 and this Amendment No. 19 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 19 relates to the common stock, par value $0.01 per share (“Common Stock”), of GGP Inc. (formerly General Growth Properties, Inc.), a Delaware corporation (the “Company”).

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby amended to incorporate by reference Item 4 of this Amendment No. 19.

Item 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended to include the following:

On November 11, 2017, Brookfield Property Partners L.P. (“BPY”) submitted a non-binding proposal to the board of directors of the Company (the “Board”) to acquire all of the outstanding shares of Common Stock of the Company, other than those shares currently held by BPY and its affiliates (the “Proposal”). Under the Proposal, each share of Common Stock of the Company would be acquired for consideration of $23.00. Each Company shareholder can elect to receive consideration per share of Common Stock of the Company of either $23.00 in cash or 0.9656 of a limited partnership unit of BPY (“BPY units”), subject in each case to pro-ration based on a maximum cash consideration of approximately $7.4 billion (50% of the aggregate offer) and a maximum of approximately 309 million BPY units valued at approximately $7.4 billion (50% of the aggregate offer). A copy of the Proposal is attached hereto as Exhibit 99.1.

On November 13, 2017, BPY issued a press release announcing the Proposal, a copy of which is attached hereto as Exhibit 99.2.

On November 13, 2017, BPY made available an investor presentation regarding the Proposal, a copy of which is attached hereto as Exhibit 99.3.

Item 5.	Interest in Securities of the Issuer.

Item 5(a)-(c) of the Schedule 13D is hereby supplemented as follows:

(a)-(b) All calculations of percentages of beneficial ownership in this Item 5 and elsewhere in this Schedule 13D are based on the 945,976,981 shares of Common Stock reported by the Company as outstanding, as of October 31, 2017, in its quarterly report on Form 10-Q filed with the SEC on November 2, 2017.

None of the Reporting Persons has sole voting or investment power with respect to any shares of Common Stock.

By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, the Reporting Persons, may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act and Rule 13d-5(b)(1) thereunder. Accordingly, the Reporting Persons in the aggregate may be deemed to beneficially own 327,053,880 shares of Common Stock, constituting beneficial ownership of 34.6% of the shares of Common Stock. Each of the Reporting Persons directly holding shares of Common Stock expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of Common Stock held by each of the other Reporting Persons.

(c) None of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, have effected any transaction in Common Stock since the filing of Amendment No. 18.

Item 7.	Material To Be Filed as Exhibits

Item 7 of Schedule 13D is hereby amended to include the following:

Exhibit 99.1	Letter to the Board, dated November 11, 2017

Exhibit 99.2 Exhibit 99.3	Press release, dated November 13, 2017 Investor Presentation, dated November 13, 2017

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2017	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Aleks Novakovic
	Name:	Aleks Novakovic
	Title:	Managing Partner

Dated: November 13, 2017	PARTNERS LIMITED

	By:	/s/ Brian Lawson
	Name:	Brian Lawson
	Title:	President

Dated: November 13, 2017	BPG HOLDINGS GROUP INC.

	By:	/s/ Sujoy Gupta
	Name:	Sujoy Gupta
	Title:	Vice President

Dated: November 13, 2017	BPG HOLDINGS GROUP (US) HOLDINGS INC.

	By:	/s/ Sujoy Gupta
	Name:	Sujoy Gupta
	Title:	Vice President

Dated: November 13, 2017	BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER US, LLC

	By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Dated: November 13, 2017	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
	Name:	A.J. Silber
	Title:	Vice President

Dated: November 13, 2017	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

Dated: November 13, 2017	BROOKFIELD PROPERTY PARTNERS L.P.

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

Dated: November 13, 2017	BROOKFIELD PROPERTY L.P.

	By:	Brookfield Property Partners L.P., its managing general partner

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

Dated: November 13, 2017	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Allen Yi
	Name:	Allen Yi
	Title:	Assistant Secretary

Dated: November 13, 2017	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD RETAIL HOLDINGS VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its manager

	By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Dated: November 13, 2017	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Dated: November 13, 2017	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD RETAIL HOLDINGS II SUB III LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Dated: November 13, 2017	BW PURCHASER, LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD US HOLDINGS INC.

	By:	/s/ A.J. Silber
	Name:	A.J. Silber
	Title:	Vice President

Dated: November 13, 2017	BROOKFIELD US CORPORATION

	By:	/s/ Josh Zinn
	Name:	Josh Zinn
	Title:	Vice President

Dated: November 13, 2017	BUSC FINANCE LLC

	By:	/s/ Josh Zinn
	Name:	Josh Zinn
	Title:	Vice President

Dated: November 13, 2017	BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD OFFICE PROPERTIES INC.

	By:	/s/ Keith Hyde
	Name:	Keith Hyde
	Title:	Vice President, Taxation

Dated: November 13, 2017	1706065 ALBERTA ULC

	By:	/s/ Keith Hyde
	Name:	Keith Hyde
	Title:	Vice President, Taxation

Dated: November 13, 2017	BROOKFIELD HOLDING LIMITED LIABILITY COMPANY

	By:	/s/ Dr. László Csontos
	Name:	Dr. László Csontos
	Title:	Managing Director

	By:	/s/ Eamonn John O’Dea
	Name:	Eamonn John O’Dea
	Title:	Managing Partner

Dated: November 13, 2017	BROOKFIELD PROPERTIES, INC.

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BOP (US) LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD PROPERTIES SUBCO LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD PROPERTY GROUP LLC

	By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Dated: November 13, 2017	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Keith Hyde
	Name:	Keith Hyde
	Title:	President

Dated: November 13, 2017	BROOKFIELD PROPERTY SPLIT CORP.

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Secretary

Dated: November 13, 2017	BPY RETAIL V LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD PROPERTIES INVESTOR LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Dated: November 13, 2017	BROOKFIELD BFP HOLDINGS LLC

	By:	/s/ Michelle L. Campbell
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

Exhibit Index

Exhibit 99.1	Letter to the Board, dated November 11, 2017

Exhibit 99.2	Press release, dated November 13, 2017

Exhibit 99.3	Investor Presentation, dated November 13, 2017